Exhibit (j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 2-98237) of Intermediate Municipal Trust, and to the incorporation by reference of our report, dated July 24, 2012, on Federated Intermediate Municipal Trust (the sole portfolio of Intermediate Municipal Trust) included in the Annual Shareholder Report for the fiscal year ended May 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 24, 2012